EXHIBIT 99.2

Trammell Crow Company
Statements of Income
(in thousands, except share and per share data)
(UNAUDITED)

	For the Six Months		For the Three Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$131,200	$114,528	$66,166	$59,391
Corporate advisory services	97,657	64,789	51,824	40,116
Project management	63,462	57,287	33,783	31,963
	292,319	236,604	151,773	131,470
Investor Services:
Property management	66,791	68,555	32,939	34,468
Brokerage	71,511	61,456	40,751	33,676
Construction management	6,010	5,174	2,998	2,959
	144,312	135,185	76,688	71,103

Development and construction	20,374	16,347	11,524	8,510
	457,005	388,136	239,985	211,083

Gain on disposition of real estate	3,238	2,474	2,168	906
Total Revenues	460,243	390,610	242,153	211,989

Costs and expenses:
Salaries, wages and benefits	291,351	258,441	145,261	132,730
Commissions	76,208	56,956	42,069	34,298
General and administrative	80,393	65,987	43,292	35,963
Depreciation and amortization	5,651	4,925	2,951	2,526
Interest	4,078	2,349	2,580	1,669
Total Expenses	457,681	388,658	236,153	207,186
Operating income	2,562	1,952	6,000	4,803
Interest and other income	1,950	1,402	1,081	481
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	4,512	3,354	7,081	5,284
Income tax expense	(1,780)	(1,210)	(2,782)	(1,947)
Minority interest, net of income taxes(B)	132	3,251	363	1,263
Income from investments in unconsolidated subsidiaries, net of income taxes(B)	6,106	4,567	3,939	2,984
Income from continuing operations	8,970	9,962	8,601	7,584
Income from discontinued operations, net of income taxes(B)	2,486	355	181	680
Income before cumulative effect of a change in accounting principle	11,456	10,317	8,782	8,264
Cumulative effect of a change in accounting principle, net of income taxes(B)	1,011	—	—	—
Net income	$12,467	$10,317	$8,782	$8,264

Diluted income per share:
Income from continuing operations	$0.24	$0.28	$0.24	$0.21
Income from discontinued operations	0.07	0.01	—	0.02
Cumulative effect of a change in accounting principle	0.03	—	—	—
Net income	$0.34	$0.29	$0.24	$0.23

Weighted average common shares outstanding	36,829,966	36,097,902	36,753,346	36,053,250

Net income	$12,467	$10,317	$8,782	$8,264
Depreciation and amortization(C)	5,651	5,366	2,951	2,682
Interest(D)	4,078	3,680	2,580	2,362
Income tax expense	8,077	5,821	5,723	4,554
EBITDA(E)	$30,273	$25,184	$20,036	$17,862

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2006, and for the three months and six months ended June 30, 2005, have been reclassified to conform to the presentation for the three months ended June 30, 2006. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) Includes depreciation and amortization related to discontinued operations of $156 and $441 for the three and six months ended June 30, 2005, respectively.  There was no depreciation and amortization related to discontinued operations for the three and six months ended June 30, 2006.

(D) Includes interest related to discontinued operations of $693 and $1,331 for the three and six months ended June 30, 2005, respectively.  There was no interest related to discontinued operations for the three and six months ended June 30, 2006.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.